UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 14, 2005

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 800, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Thomas F. Hewitt Employment Agreement

Thomas F. Hewitt, our Chief Executive Officer, entered into an employment agreement with us on October 14, 2005. The agreement is dated as of February 17, 2005. Under the agreement, Mr. Hewitt will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial three years unless terminated in accordance with certain provisions of the agreement. Mr. Hewitt is paid an annual base salary of $400,000 and is eligible for an annual bonus equal to an amount between 0% and 150% of his base salary, depending upon the achievement of predefined performance goals. Mr. Hewitt is eligible for an additional one time bonus of up to $500,000 payable in 2006 based on criteria agreed to by the Board relating to the Company’s performance during 2005. He is also eligible to participate in employee incentive and benefit plans, as determined by the compensation committee, including minimum annual restricted stock grants of 50,000 shares, up to $10,000 annually towards the premium of a life insurance policy and up to $15,000 annually towards the premium of a disability policy. Mr. Hewitt will receive a car allowance of $1,000 per month. In connection with his relocation to the Washington, D.C. area, Mr. Hewitt received a relocation allowance of $125,000. Mr. Hewitt will continue to receive the benefits he is scheduled to receive through January 2006 under the severance terms he agreed to in connection with the 2002 merger that created the Company. These severance benefits include monthly payments of $75,750.

The agreement may be terminated with or without cause by us, and with or without "good reason" by Mr. Hewitt. If his employment is terminated by the Company other than for cause, or by Mr. Hewitt for "good reason," we will provide him with the following severance benefits: 1) Mr. Hewitt will be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Hewitt's death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Hewitt under his employment contract; ii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

J. William Richardson Employment Agreement

J. William Richardson, our Chief Financial Officer, entered into an amended and restated employment agreement with us on October 14, 2005. The agreement is dated as of May 1, 2005. Under the agreement, Mr. Richardson will serve for a term of three years. The agreement automatically renews on a year-to-year basis after the first three years unless terminated in accordance with certain provisions of the agreement. Mr. Richardson is paid an annual base salary of $375,000 and is eligible for an annual bonus equal to an amount between 0% and 150% of his base salary, depending upon the achievement of predefined performance goals. He is also eligible to participate in employee incentive and benefit plans, as determined by the compensation committee. We agree to pay up to $7,500 annually towards the premium of a life insurance policy and up to $7,500 annually towards the premium of a disability policy. As of the effective date, Mr. Richardson received a one-time bonus of $63,000. In connection with this agreement, all grants of options and restricted stock issued to Mr. Richardson during 2004 become fully vested.

The agreement may be terminated with or without cause by us, and with or without "good reason" by Mr. Richardson. If his employment is terminated by the Company other than for cause, or by Mr. Richardson for "good reason," we will provide him with the following severance benefits: 1) Mr. Richardson will be paid two times the sum of his annual salary and the amount of his bonus for the preceding year; 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. In connection with a termination relating to a change of control of the Company, Mr. Richardson’s two year’s severance will be based upon a full bonus potential of 150% of his base salary. If the agreement is terminated due to Mr. Richardson’s death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Richardson under his employment contract; ii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

October 17, 2005	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: Senior Vice President, General Counsel and Secretary